Exhibit 99.01

Jones Soda Reports Second Quarter 2018 Results

SEATTLE, Aug. 09, 2018 (GLOBE NEWSWIRE) -- Jones Soda Co. (the “Company”) (OTCQB: JSDA), a leader in the craft soda category and known for its innovative brand marketing, today announced results for the second quarter ended June 30, 2018.

Second Quarter 2018 Financial Summary vs. Year-Ago Quarter

  Revenue was unchanged at $3.9 million.
  Gross profit as a percentage of sales was 23.2% compared to 27.0%.
  Net loss was $363,000 or ($0.01) per share, compared to a net loss of $55,000 or ($0.00) per share.
  Adjusted EBITDA was $(0.2) million compared to $0.0 million.

Management Commentary

“During the second quarter, we continued to experience strong growth in revenues from our important fountain and Lemoncocco initiatives, which were up 359% and 18%, respectively, compared to the prior year period,” said Jennifer Cue, the Company’s president and CEO. “However, the quarter continued to compare against the strong performance we experienced due to our launch in late 2016 of glass bottles at 7-Eleven USA. Second quarter results for 2018 also reflect the final quarter of difficult year-over-year comparisons due to last year’s de-listing of our 12-ounce cans by a major retailer.

“Moving into the second half of 2018, we will continue to build upon the momentum of both of our new initiatives. In fountain, several large accounts have expressed interest in carrying our products and the convenience channel continues to perform well. In Lemoncocco, we introduced a 4-pack at the end of May that we believe should help further drive sales in the remainder of the year. Both initiatives are being supported by a bolstered sales team that are aggressively pursuing various opportunities to drive additional growth. Given the shift in our product portfolio and the building momentum within our growing initiatives, our goal remains to increase sales and improve profitability.”

Second Quarter 2018 Financial Results

Revenue in the second quarter was $3.9 million, unchanged compared to the same quarter a year ago. This was primarily attributable to the de-listing of Jones cans by a major retailer in mid-2017, which decreased revenue for subsequent periods, and the difficult comparisons created by the significant load-in of Jones 7 Select glass bottles at 7-Eleven USA after launching in late 2016 and early 2017, which increased revenue in the first quarter of 2017.

Gross profit as a percentage of sales was 23.2% compared to 27.0% in the second quarter of 2017. The decline was driven by the higher freight costs associated with general transportation cost inflation.

Net loss was $363,000 or ($0.01) per share, compared to a net loss of $55,000 or ($0.00) per share in the second quarter of 2017.

Adjusted EBITDA (a non-GAAP term defined below) in the second quarter was $(0.2) million compared to $0.0 million in the year-ago quarter. This decline was primarily driven by the aforementioned decline in revenue and gross margin.

At June 30, 2018, cash and cash equivalents totaled $1.0 million compared to $0.4 million at December 31, 2017. The Company’s line of credit balance at the end of the second quarter totaled $0.3 million compared to $0.9 million at December 31, 2017.

Conference Call

Jones Soda will hold a conference call today at 4:30 p.m. Eastern time to discuss its second quarter 2018 results.

Date: Thursday, August 9, 2018
Time: 4:30 p.m. Eastern time (1:30 p.m. Pacific time)
Toll-free dial-in number: 1-800-458-4121
International dial-in number: 1-323-794-2093
Conference ID: 7991966

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Liolios at 1-949-574-3860.

The conference call will be broadcast live and available for replay here and via the investor relations section of the Company’s website at www.jonessoda.com.

A replay of the conference call will be available after 7:30 p.m. Eastern time on the same day through August 16, 2018.

Toll-free replay number: 1-844-512-2921
International replay number: 1-412-317-6671
Replay ID: 7991966

Presentation of Non-GAAP Information

This press release contains disclosure of the Company's Adjusted EBITDA, which is a not a United States Generally Accepted Accounting Principle (“GAAP”) financial measure. The difference between Adjusted EBITDA (a non-GAAP measure) and Net Loss (the most comparable GAAP financial measure) is the exclusion of interest expense, income tax expense, depreciation and amortization expense and stock-based compensation. We have included a reconciliation of Adjusted EBITDA to Net Loss in our Non-GAAP Reconciliation in this press release. This non-GAAP measure should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP. Adjusted EBITDA has certain limitations in that it does not take into account the impact of certain expenses to our consolidated statements of operations. In addition, because Adjusted EBITDA may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. We believe that Adjusted EBITDA provides useful information to investors about the Company's results attributable to operations, in particular by eliminating the impact of non-cash charges related to stock-based compensation, amortization and depreciation that is consistent with the manner in which we evaluate the Company's performance. These adjustments to the Company's GAAP results are made with the intent of providing a more complete understanding of the Company's underlying operational results and provide supplemental information regarding our current ability to generate cash flow. This non-GAAP financial measure and is not intended to be considered in isolation or as a replacement for, or superior to net loss as an indicator of the Company's operating performance, or cash flow, as a measure of its liquidity. Adjusted EBITDA should be reviewed in conjunction with Net Loss as calculated in accordance with GAAP.

About Jones Soda Co.

Headquartered in Seattle, Washington, Jones Soda Co.® (OTCQB: JSDA) markets and distributes premium beverages under the Jones® Soda and Lemoncocco ® brands. A leader in the premium soda category, Jones Soda is known for its variety of flavors, made with cane sugar and other high quality ingredients and incorporating always-changing photos sent in from its consumers. The diverse product line of Jones offers something for everyone – pure cane sugar soda, zero-calorie soda and Lemoncocco ® non-carbonated premium refreshment. Jones Soda is sold across North America in glass bottles, cans and on fountain through traditional beverage outlets, restaurants and alternative accounts. For more information, visit www.jonessoda.com or www.myjones.com or www.drinklemoncocco.com

Forward-Looking Statements Disclosure

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all passages containing words such as “will,” “aims,” “anticipates,” “becoming,” “believes,” “continue,” “estimates,” “expects,” “future,” “intends,” “plans,” “predicts,” “projects,” “targets,” or “upcoming.” Forward-looking statements also include any other passages that are primarily relevant to expected future events or that can only be evaluated by events that will occur in the future. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated or implied in the forward-looking statements. Factors that could affect the Company's actual results include, among others: its ability to successfully execute on its operating plans for 2018; the Company’s ability to maintain and expand distribution arrangements with distributors, independent accounts, retailers or national retail accounts; consumer response to and market acceptance of 7-Select®, the Company’s cobranded product with 7-Eleven, and the Company’s new product, Lemoncocco; competition in the Company’s industry, particularly from Coke and Pepsi; the Company’s ability to develop and introduce new products to satisfy customer preferences and respond to changes in consumer demand or market acceptance for its products; imposition of new taxes, including potential taxes o sugar-sweetened beverages; the Company’s ability to manage operating expenses and generate sufficient cash flow from operations or secure additional financing and continue to operate as a going concern; changes in pricing and SKUs of its products; its ability to maintain relationships with manufacturers of its products; its ability to maintain a consistent and cost-effective supply of raw materials and flavors; its ability to maintain brand image and product quality; its ability to attract, retain and motivate key personnel; fluctuations in freight and fuel costs; the impact of currency rate fluctuations; its ability to protect its intellectual property; the impact of future litigation; its ability to access the capital markets for any future equity financing, and any actual or perceived limitations by being traded on the OTCQB Marketplace. More information about factors that potentially could affect the Company’s operations or financial results is included in its most recent annual report on Form 10-K for the year ended December 31, 2017 filed with the Securities and Exchange Commission on March 29, 2018. Readers are cautioned not to place undue reliance upon these forward-looking statements that speak only as to the date of this release. Except as required by law, the Company undertakes no obligation to update any forward-looking or other statements in this press release, whether as a result of new information, future events or otherwise.

Investor Relations Contact

Cody Slach
Liolios Group
949-574-3860
JSDA@liolios.com
finance@jonessoda.com

JONES SODA CO. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017
	(Unaudited)		(Unaudited)
Revenue	$3,927	$3,933	$6,764	$7,468
Cost of goods sold	3,014	2,872	5,235	5,554
Gross profit	913	1,061	1,529	1,914
Gross profit %	23.2%	27.0%	22.6%	25.6%

Operating expenses:
Selling and marketing	661	548	1,215	1,092
General and administrative	534	548	1,073	1,031
	1,195	1,096	2,288	2,123
Loss from operations	(282)	(35)	(759)	(209)
Interest expense	(77)	(20)	(98)	(35)
Other income (expense), net	6	8	40	7
Loss before income taxes	(353)	(47)	(817)	(237)
Income tax expense, net	(10)	(8)	(15)	(15)
Net loss	$(363)	$(55)	$(832)	$(252)

Net loss per share - basic and diluted	$(0.01)	$(0.00)	$(0.02)	$(0.01)
Weighted average basic and diluted common shares outstanding	41,464,373	41,410,142	41,464,373	41,389,138

JONES SODA CO. CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands, except per share data)

	June 30, 2018	December 31, 2017
	(Unaudited)
	(In thousands, except share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$964	$397
Accounts receivable, net of allowance for doubtful accounts of $16 and $7	2,358	1,247
Taxes receivable
Inventory	1,553	1,557
Prepaid expenses and other current assets	113	141
Total current assets	4,988	3,342
Fixed assets, net of accumulated depreciation of $472 and $568	80	39
Other assets	33	8
Total assets	$5,101	$3,389
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,121	$949
Line of credit	290	858
Accrued expenses	664	626
Taxes payable	4	1
Total current liabilities	2,079	2,434
Convertible subordinated notes payable, net	2,512	-
Deferred rent	10	12
Shareholders’ equity:
Common stock, no par value:
Authorized — 100,000,000; issued and outstanding shares — 41,464,373 shares	53,822	53,822
Additional paid-in capital	9,294	8,861
Accumulated other comprehensive income	347	391
Accumulated deficit	(62,963)	(62,131)
Total shareholders’ equity	500	943
Total liabilities and shareholders’ equity	$5,101	$3,389

JONES SODA CO. NON-GAAP RECONCILIATION (Unaudited, In thousands)

	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017
GAAP net loss	$(353)	(55)	$(832)	(252)
Stock based compensation	34	38	83	79
Interest expense	77	20	98	35
Income tax expense, net	6	8	15	15
Depreciation	7	3	11	5
Non-GAAP Adjusted EBITDA	$(229)	$14	$(625)	$(118)